Exhibit 99.1
Lennox International appoints David Moon president and COO, Refrigeration business segment
     (DALLAS, August 14) – Lennox International (NYSE: LII) announced the appointment of David Moon as president and chief operating officer of their Refrigeration business segment, effective immediately. Harry Ashenhurst, LII chief administrative officer, who had been additionally serving as interim president and COO of LII Refrigeration since June 2005, will transfer his Refrigeration duties and continue in his role as chief administrative officer.
     “We are pleased with the strategic direction our Refrigeration business is taking, and David has played a key role in guiding us in that direction,” said Bob Schjerven, LII chief executive officer. “His intimate knowledge of our business and culture will help ensure the continuation and further development of our emerging global business strategy. Our Refrigeration business has tremendous potential for worldwide growth, and David is the right person to lead us in realizing that potential.”
     Moon became vice president and general manager of LII Worldwide Refrigeration, Americas operations in July 2002. In this role, he has been responsible for guiding the successes of LII Refrigeration operating companies in North and South America. Prior to serving in that position, he became LII managing director in Australia in July 1999, where his responsibilities in Australia and New Zealand included heat transfer manufacturing and distribution, refrigeration wholesaling and manufacturing, and HVAC manufacturing and distribution.
     A LII veteran, Moon originally joined the company in 1998 and was based in Singapore at that time. He held various management positions in Allied Signal, Case Corporation, and Tenneco in the United States, Hong Kong, Taiwan, and Germany before joining LII. He received his Bachelor of Science in Civil Engineering and his MBA from Texas A&M University.
     Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional information is available at: http://www.lennoxinternational.com or by contacting Karen O’Shea, vice president, communications and public relations, at 972-497-5172.
     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see Lennox International’s publicly available filings with the Securities and Exchange Commission. Lennox International disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.